Exhibit 10.3

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of May 8, 2014, by and among VANTAGE ENERGY II, LLC, a Delaware limited liability company (“Borrower”), WELLS FARGO BANK, N.A., as Administrative Agent and as LC Issuer, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent and Lenders entered into that certain Credit Agreement dated as of November 29, 2012 (the “Original Agreement”), for the purpose and consideration therein expressed, whereby Lenders became obligated to make loans to Borrower as therein provided;

WHEREAS, Borrower, Administrative Agent and Lenders have amended the Original Agreement pursuant to that certain First Amendment to Credit Agreement dated as of December 3, 2013 (the “First Amendment”; and the Original Agreement, as amended by the First Amendment, the “Existing Agreement”); and

WHEREAS, Borrower, Administrative Agent and Lenders desire to amend the Existing Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Existing Agreement, in consideration of the Loans which may hereafter be made by Lenders to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS AND REFERENCES

Section 1.1.                                 Terms Defined in the Existing Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Existing Agreement shall have the same meanings whenever used in this Amendment.

Section 1.2.                                 Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2:

“Amendment” means this Second Amendment to Credit Agreement.

“Amendment Documents” means this Amendment, the Consent and all other Loan Documents executed and delivered in connection herewith.

“Consent” means the Consent and Agreement dated of even date herewith, executed by the Guarantors in favor of Administrative Agent in the form attached hereto.

“Credit Agreement” means the Existing Agreement as amended hereby.

ARTICLE II.

AMENDMENTS

Section 2.1.                                 Defined Terms.

(a)                             Section 1.1 of the Existing Agreement is hereby amended to add the following new defined terms thereto in appropriate alphabetical order to read as follows:

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service.  If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Eligible Contract Participant” means, with respect to any Swap, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Swap.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of December 3, 2013, among Borrower, Administrative Agent, LC Issuer and the Lenders party thereto

“Permitted Refinancing” means any refinancing, renewal or extension of Permitted Second Lien Debt (in this definition, “Existing Indebtedness”), provided that:

(a)                                 the amount of such Existing Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to all accrued and unpaid interest thereon, plus a reasonable premium or other reasonable amount paid, and fees, original issue discount and expenses reasonably incurred, in connection with such refinancing, renewal, or extension;

(b)                                 no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such refinanced, renewed, or extended Indebtedness is due on or before the date that is 180 days after the Maturity Date in effect on the date on which such Indebtedness is issued;

(c)                                  the financial covenants of the refinanced, renewed, or extended Indebtedness are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such refinanced, renewed, or extended Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(d)                                 no Default or Event of Default exists on the date of issuance of such refinanced, renewed, or extended Indebtedness or will occur as a result of the issuance of the notes evidencing such Indebtedness;

(e)                                  such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Secured Obligations (excluding any Excluded Swap Obligations with respect to such Guarantor);

(f)                                   if such Indebtedness is convertible, in whole or in part, into Equity in Borrower, such Indebtedness must (i) be convertible only into common Equity in Borrower (provided that such Indebtedness may provide for cash redemptions of fractional interests in an aggregate amount not to exceed $500,000 for all such redemptions), and (ii) not contain any put or mandatory redemption provisions; and

(g)                                  Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Permitted Second Lien Debt” means Indebtedness (whether issued under a loan agreement or indenture) issued or incurred by Borrower from time to time (including guarantees thereof by its Subsidiaries), that complies with all of the following requirements:

(a)                                 no scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment of such Indebtedness is due on or before the date that is 180 days after the Maturity Date in effect on each date on which such Indebtedness is issued or incurred (in this definition defined as a “Date of Issuance”);

(b)                                 the financial covenants are no more restrictive with respect to the Restricted Persons than the financial covenants under this Agreement and all of the covenants and events of default governing such Indebtedness are not, taken as a whole, materially more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(c)                                  on each Date of Issuance and immediately after giving effect to the incurrence of such Indebtedness and any concurrent repayment of Indebtedness, Borrower is in compliance on a pro forma basis with Sections 7.11 and 7.12 of this Agreement, calculated for the most recent Fiscal Quarter for which the financial statements described in Sections 6.2(a) or (b) are available to Lenders (provided that such pro forma compliance with Section 7.12 shall not be required with respect to the issuance of Permitted Second Lien Debt on May 8, 2014);

(d)                                 no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance of the notes evidencing such Indebtedness;

(e)                                  such Indebtedness is secured by Liens, which Liens are second, junior and subordinate to the Liens securing the Secured Obligations, as set forth in the Second Lien Intercreditor Agreement;

(f)                                   such Indebtedness is not guaranteed by any Person which is not a Guarantor of all of the Secured Obligations (excluding any Excluded Swap Obligations with respect to such Guarantor); and

(g)                                  Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Second Lien Agent” means the Person serving in the capacity as the “administrative agent” under the Second Lien Credit Agreement to the extent permitted under the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means any credit agreement among Borrower, Second Lien Agent and the Second Lien Lenders in respect of Permitted Second Lien Debt, as amended, restated, supplemented or otherwise modified but only to the extent permitted under the terms of the Second Lien Intercreditor Agreement.

“Second Lien Effective Date” means the initial “Date of Issuance”, as such term is defined and described in the definition of Permitted Second Lien Debt.

“Second Lien Intercreditor Agreement” means an intercreditor agreement among Second Lien Agent, Administrative Agent and Borrower, in form and substance acceptable to Administrative Agent.

“Second Lien Lenders” means the lenders party to the Second Lien Credit Agreement from time to time.

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement.

“Second Lien Redemption” has the meaning given to such term in Section 7.14(b).

“Second Lien Redemption Certificate” has the meaning given to such term in Section 7.14(b).

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap (and whether or not such obligation is a Lender Hedging Obligation hereunder).

“VG Distribution” has the meaning given such term in the First Amendment.

(b)                                 The following defined terms in Section 1.1 of the Existing Agreement are hereby amended and restated in their entirety to read as follows:

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (a) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (b) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) which was deducted in determining such Consolidated Net Income, plus (c) all income taxes which were deducted in determining such Consolidated Net Income, plus (d) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration expense and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of ASC Topic 815, formerly FAS 133, ASC Topic 410, formerly FAS 143 or ASC Topic 360, formerly FAS 144) which were deducted in determining such Consolidated Net Income, minus (e) all non-cash items of income which were included in determining such Consolidated Net Income.

“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that (a) if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender and (b) used with reference to any Guarantor, the term “Lender Hedging Obligation” excludes any Excluded Swap Obligations with respect to such Guarantor.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Second Lien Intercreditor Agreement, the Letters of Credit, the LC Applications, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Material Contract” means each of (a) the Management Services Agreement, (b) the Acquisition & Joint Development Agreement, (c) the Second Lien Loan Documents, and (d) any other any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) that is materially significant to the Restricted Persons on a Consolidated basis.

“Maturity Date” means November 8, 2016.

“Secured Obligations” means all Obligations, Cash Management Obligations, and Lender Hedging Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, control agreements, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

(c)                                  Clause (f) of the definition of “Permitted Investments” in Section 1.1 of the Existing Agreement is hereby amended in its entirety to read as follows:

“(f)                             Investments made with third parties under standard form operating agreements, pooling agreements, unitization agreements, farm-out agreements to the extent permitted under Section 7.5, joint venture or area of mutual interest agreements

(provided that a Lien in such Restricted Person’s interests therein can be granted in favor of Administrative Agent to secure the Secured Obligations without violation of such agreements), farm-in agreements and participation agreements and, subject to Section 7.10, agreements with respect to gathering systems, pipelines, or other similar arrangements, in each case, in the ordinary course of business;”

(d)                               The definition of “Permitted Liens” in Section 1.1 of the Existing Agreement is hereby amended by:

(i)                                     deleting the word “and” at the end of subsection (k); (ii) amending clause (l) thereof in its entirety to read as follows:

“(l)                               all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that arise in the ordinary course of business and do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; and”

and (iii) adding a new subsection (m) thereto to read as follows:

“(m)                       Liens securing Permitted Second Lien Debt (and each Permitted Refinancing thereof), which are second in priority, junior and subordinate to the Liens securing the Secured Obligations, as set forth in the Second Lien Intercreditor Agreement.”

(e)                                  The definitions of “Material Contracts” (as distinguished from the definition of “Material Contract”, as amended in Section 2.1(b) herein) and “Permitted Unsecured Debt” in Section 1.1 of the Existing Agreement are hereby deleted in their entirety.

Section 2.2.                                 Reduction of Borrowing Base Upon Issuance of Permitted Second Lien Debt.  Section 2.9(e) of the Existing Agreement is hereby amended in its entirety to read as follows:

“(e)                            Reduction of Borrowing Base Upon Issuance of Permitted Second Lien Debt.  Notwithstanding anything to the contrary contained herein, if Borrower issues any Permitted Second Lien Debt after May 8, 2014, on each Date of Issuance (as defined in the definition of Permitted Second Lien Debt) the Borrowing Base then in effect shall be reduced automatically by an amount equal to the product of 0.10 and the stated principal amount of the Permitted Second Lien Debt so issued.  The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such date of issuance and shall remain in effect until the next date as of which the Borrowing Base is reduced pursuant to this Agreement.  For purposes of this Section 2.9(e), if any such Permitted Second Lien Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.”

Section 2.3.                                 Reduction of Borrowing Base in Connection with Hedging Contract Modifications & Prepayments of Second Lien Debt.  Section 2.9(f) of the Existing Agreement is hereby amended in its entirety to read as follows:

“(f)                             Reduction of Borrowing Base in Connection with Hedging Contract Modifications & Prepayments of Second Lien Debt.  Notwithstanding anything to the contrary contained herein, the Borrowing Base may be reduced from time to time as provided in Section 7.3 or Section 7.14, as applicable.”

Section 2.4.                                 Sale of Production.  The second sentence of Section 5.19 of the Existing Agreement is hereby amended to read as follows:

“Except for (a) production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.19 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recently delivered Engineering Report to which such contract or agreement relates and (b) such other contracts or arrangements approved in writing by Administrative Agent from time to time in its sole discretion: (i) no Oil and Gas Property covered by the most recently delivered Engineering Report is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled by such Restricted Person on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are on reasonable commercial terms available with third parties not affiliated with Restricted Persons.”

Section 2.5.                                 Representations and Warranties.  Article V of the Existing Agreement is hereby amended to add a new Section 5.26 thereto to read as follows:

“Section 5.26.  Security Documents.

(a)                                 The Security Documents, upon execution and delivery thereof by the parties thereto, will create in favor of Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof and (i) when the Instruments (as defined in the Security Documents) and certificates evidencing Pledged Debt (as defined in the Security Documents) or Pledged Equity (as defined in the Security Documents), as applicable, are delivered to Administrative Agent, the Lien created under Security Documents shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in any such Instruments or certificates, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the Lien created under the Security Documents will constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Collateral to the extent that such Lien can be perfected by the filing of a financing statement, in each case subject to Permitted Liens.

(b)                                 The Mortgages are effective to create in favor of Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable Lien on all of the Restricted Persons’ right, title and interest in and to the Mortgaged Property (as defined in the Mortgages) thereunder and the proceeds thereof, and when the Mortgages are filed in the applicable filing offices, the Mortgages shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.”

Section 2.6.                                 Reporting.  Section 6.2 of the Existing Agreement is hereby amended by:

(a)                               adding the following sentence to the end of subsection (d) thereof:

“Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties as of the preceding December 31.”;

(b)                                 adding the following sentence to the end of subsection (e) thereof:

“Each such report shall also calculate the Present Value of the Restricted Persons’ Oil and Gas Properties as of the preceding July 1.”; and

(c)                                  adding new subsections (n) and (o) at the end of Section 6.2 immediately following subsection (m) thereof to read as follows:

“(n)                           Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person (other than routine communications and notices, such as borrowing requests) pursuant to the Second Lien Credit Agreement and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Loan Documents.

(o)                                 Concurrently with the distribution of financial statements required under Section 6.2(a) and (b), notice of the date and time of a conference call with Lenders to discuss such financial information, which conference calls Borrower shall host not later than 10 Business Days after such distribution.”

Section 2.7.                                 Notice of Material Events and Change of Address.  Section 6.4 of the Existing Agreement is hereby amended by: (i) deleting the word “and” at the end of subsection (f); (ii) replacing the period at end of subsection (g) with a semi-colon; and adding new subsections (h), (i) and (j) thereto to read as follows:

“(h)                           the occurrence of any “default” or “event of default” under the Second Lien Credit Agreement;

(i)                                     promptly upon receipt thereof, all demands or material notices in connection with the Permitted Second Lien Debt either received by Borrower or on its behalf; and

(j)                                    the occurrence of a Change of Control.”

Section 2.8.                                 Insurance.  Subsection (b) of Section 6.8 of the Existing Agreement is hereby amended in its entirety to read as follows:

“(b)                           Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with industry standards for reasonably prudent operators of oil and gas properties, which insurance shall be by financially sound and reputable insurers.  Each policy for liability insurance shall contain a severability of interests provision which provides for all losses to be paid on behalf of Administrative Agent (for the benefit of Lenders) as its interests may appear, and the Restricted Persons, who shall be named insureds.  In respect of first party policies, each policy insuring loss or damage to Collateral shall contain a severability of interests clause which provides for all losses to be paid directly to Administrative Agent as loss payee.  Each such first party policy shall in addition (A) name the appropriate Restricted Person and Administrative Agent and Lenders as loss payees thereunder (without any representation or warranty by or obligation upon Administrative Agent or Lenders) as their interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to Administrative Agent notwithstanding any action, inaction or breach of representation or warranty by any Restricted Person, (C) provide that there shall be no recourse against Administrative Agent or Lenders for payment of premiums or other amounts with respect thereto and (D) provide that at least thirty (30) days’ prior written notice of cancellation or of lapse shall be given to Administrative Agent by the insurer.  Borrower will, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance and, as often as Administrative Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Upon the occurrence and during the continuance of an Event of Default, Administrative Agent is hereby authorized to enforce payment under all such insurance policies and to compromise and settle any claims thereunder, in its own name or in the name of the Restricted Persons.”

Section 2.9.                                 Bank Accounts; Offset.  Section 6.14 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.14.  Bank Accounts; Offset.  To secure the repayment of the Obligations Borrower hereby grants to each Lender, LC Issuer, and each of their respective Affiliates, a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender, LC Issuer or any of their respective Affiliates, at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender, LC Issuer, or any of their respective Affiliates, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, LC Issuer, or any of their respective Affiliates, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit.  At any time and from time to time after the occurrence and during the continuance of any Event of Default, each Lender, LC Issuer, and each of their respective Affiliates, is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower except as set forth below in this section), any and all items hereinabove referred to; irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such items.  The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.”

Section 2.10.                          Guaranties of Borrower’s Subsidiaries.  The first sentence of Section 6.15 of the Existing Agreement is hereby amended in its entirety to add the following proviso at the end of the first sentence to read as follows:

“; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, no Guarantor shall guarantee (or grant a Lien to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of such Guarantor.”

Section 2.11.                          Agreement to Deliver Security Documents.

(a)                                 Subsection (b) of Section 6.16 of the Existing Agreement is hereby amended to add the following sentence to the end thereof:

“In addition, if all or any part of the assets that comprise the Vista Gathering System are owned by any Restricted Person on January 1, 2015, Borrower shall, or shall cause the applicable Restricted Person, as promptly as practicable, and in any event within twenty (20) days of such date, to execute and deliver to Administrative Agent, for the ratable benefit of each Lender, such Security Documents and other documents contemplated by this Section 6.16(b) as Administrative Agent shall deem necessary and appropriate to grant, evidence and perfect the Liens required by this Section 6.16 covering and encumbering such assets.”

(b)                                 Section 6.16 of the Existing Agreement is hereby further amended to add new subsections (d) and (e) thereto to read as follows:

“(d)                           If requested by Administrative Agent, Borrower shall, within 60 days of notice from Administrative Agent that title defects or exceptions exist with respect to any Restricted Person’s Proved Reserves, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.2 raised by such information or (ii) deliver additional title information in form and substance acceptable Administrative Agent so that Administrative Agent shall have received, together with title information previously delivered to Administrative Agent, satisfactory title information on the percentage of Present Value specified in Section 6.16(c).

(e)                                  In the event that Borrower or any of its Subsidiaries grants a Lien on any property to secure any obligations under the Second Lien Loan Documents, Borrower will, and will cause such Subsidiary to, contemporaneously therewith grant to Administrative Agent to secure the Secured Obligations a Lien on the same property pursuant to the Security Documents similar in form and substance to the grant of the Lien to secure the obligations under the Second Lien Loan Documents.”

Section 2.12.                          Minimum Hedged Volumes; Hedging Contracts.  Section 6.19 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Section 6.19.  Minimum Hedged Volumes; Hedging Contracts.

(a)                                 On or prior to May 8, 2014, the Restricted Persons shall enter into, and at all times thereafter maintain, Hedging Contracts with one or more Approved Counterparties that have notional volumes of not less than 70% of Restricted Persons’ Total PDP Projected Production, calculated on a MMBtue basis for each of oil, natural gas liquids and natural gas, for an initial period ending on April 30, 2016 and for rolling 18 month periods thereafter.

(b)                                 Except to the extent permitted by Section 7.3(d), each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all Hedging Contracts that are used by Lenders in determining the Borrowing Base from time to time.”

Section 2.13.                          Indebtedness.

(a)                                 Clause (b) of Section 7.1 of the Existing Agreement is hereby amended in its entirety to read as follows:

“(b)                           Permitted Second Lien Debt in an aggregate principal amount not to exceed $100,000,000 and subject to the terms of the Second Lien Intercreditor Agreement, and any Permitted Refinancing thereof; provided that contemporaneously with any issuance of Permitted Second Lien Debt, (i) the Borrowing Base shall be automatically reduced in accordance with Section 2.9(e); and (ii) if a Borrowing Base Deficiency exists upon the date of issuance thereof, net proceeds from such issuance shall first be applied to the prepayment of such Borrowing Deficiency;”

(b)                                 Clause (e) of Section 7.1 of the Existing Agreement is hereby amended to add the following proviso at the end thereof:

“; provided, that (i) any subsequent issuance or transfer of Equity that results in any such Indebtedness being held by a Person other than a Restricted Person and (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Restricted Person, will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Person, that was not permitted by this Section 7.1(e).”

Section 2.14.                          Hedging Contracts.

(a)                                 Clause (ii) in subsection (a) of Section 7.3 of the Existing Agreement is hereby amended to read as follows:

“(ii) the aggregate monthly production covered by all such contracts (determined, (A) in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent and (B) by excluding basis differential swaps on volumes already hedged pursuant to other Hedging Contracts) for any single month does not in the aggregate exceed the Applicable Commodity Hedging Percentage;”

(b)                                 Subsection (c) of Section 7.3 of the Existing Agreement is hereby amended in its entirety to read as follows:

“(c)                            Put Options; Cap Transactions.  Notwithstanding the foregoing provisions of this Section 7.3, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil, gas, or natural gas liquids produced by, call options or cap transactions with respect to gas expected to be purchased by, or cap transactions with respect to principal balances of indebtedness of, any Restricted Person; provided, however, that (i) any such put or call options or cap or floor transactions shall be solely for hedging, and not for speculative purposes, (ii) the Restricted Persons shall have no obligations thereunder other than payment of the applicable premium for any such put or call options or cap or floor transactions and (iii) the aggregate amount of premiums payable in respect of any such put or call options or cap or floor transactions in any Fiscal Year shall not exceed an amount equal to 5% of Consolidated EBITDAX for such Fiscal Year; provided further that the limitation in the preceding clause (iii) shall apply only to the purchase of a put or call option and not a cashless collar.”

Section 2.15.                          Restricted Payments.

(a)                                 Subsection (a) of Section 7.6 of the Existing Agreement is hereby amended to add a new clause (iii) thereto immediately following clause (ii) thereto to read as follows (and clauses (iii) through (v) are hereby re-numbered accordingly):

“(iii) subject to Section 3.1(c) of the First Amendment, the VG Distribution,”

(b)                                 Subsection (b) of Section 7.6 of the Existing Agreement is hereby amended to add a new clause (ii) immediately following clause (i) thereof to read as follows (and clauses (ii) and (iii) thereof are hereby re-numbered accordingly):

“(ii)                            that Borrower is not obligated under any Second Lien Credit Agreement, and no Permitted Second Lien Debt is outstanding on the date thereof,”

Section 2.16.                          Prohibited Contracts.  The introductory clause of the first sentence of Section 7.10 of the Existing Agreement, which reads as follows:

“Except as expressly provided for in the Loan Documents,” is hereby amended to read as follows:

“Except as expressly provided for in the Loan Documents and the Second Lien Loan Documents,”

Section 2.17.                          Certain Amendments and Modifications.  Section 7.13 of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Section 7.13.  Certain Amendments.  No Restricted Person will:

(a)                                 permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement evidencing Indebtedness of any Restricted Person in excess of the Threshold Amount without the prior written consent of the Majority Lenders other than waivers, amendments, restatements, supplements or modifications to the Second Lien Loan Documents not prohibited by the Intercreditor Agreement provided that Borrower promptly furnishes to Administrative Agent and the Lenders a copy of such waiver, supplement, modification, amendment, termination or release);

(b)                                 (i) cancel or terminate any Material Contract (or consent to or accept any cancellation or termination thereof), other than the termination of a Material Contract that terminates or expires by its own terms, without the prior written consent of Administrative Agent, (ii) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, or waive any breach of or default under any Material Contract unless such amendment, modification, consent, waiver or approval would not have a material adverse effect on Administrative Agent or the Lenders (and provided that Borrower promptly furnishes to Administrative Agent a copy of such waiver, supplement, modification or amendment), or (iii) take any action (or omit to take any action) in connection with any Material Contract that would materially impair the value of the interests or rights of any Restricted Person thereunder or that would materially impair the interest or rights of Administrative Agent and/or Lenders hereunder or under any other Loan Document; or

(c)                                waive, supplement, modify or amend of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (and provided that Borrower promptly furnishes to Administrative Agent and the Lenders a copy of such waiver, supplement, modification or amendment).”

Section 2.18.                          Second Lien Debt.  A new Section 7.14 is hereby added to the Existing Agreement to read as follows:

“Section 7.14                       Second Lien Debt.

(a)                                 No Restricted Person will amend, modify or waive any provision of any Second Lien Loan Document if such amendment, modification or waiver is prohibited under the Second Lien Intercreditor Agreement.

(b)                                 No Restricted Person will call, make or offer to make any repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (whether mandatory, voluntary, or otherwise, whether in whole or in part), or the segregation of funds with respect to any of the foregoing (in this Section 7.14, collectively, a “Redemption”), of any Permitted Second Lien Debt except (i) upon thirty (30) days prior written notice to Administrative Agent and subject to Section 7.14(c), with (A) cash proceeds of an offering of Equity of Borrower, (B) Net Cash Proceeds in respect of a Disposition otherwise permitted by Section 7.5, to the extent any Net Cash Proceeds are available after giving full effect to Section 7.5(e) and Section 2.9(d), as applicable, or (C) a combination of cash proceeds in respect of the foregoing clauses (A) and (B), or (ii) with the cash proceeds of a Permitted Refinancing; provided that Borrower may request Administrative Agent and Majority Lenders to approve any other Redemption of any Permitted Second Lien Debt (each, a “Second Lien Redemption”) that is not otherwise permitted hereunder.  In the event that Borrower desires to request a Second Lien Redemption, it shall deliver to Administrative Agent a certificate (in form and detail satisfactory to Administrative Agent) signed by a Responsible Officer of Borrower (a “Second Lien Redemption Certificate”) describing the amount of such proposed Second Lien Redemption and the proposed source of funds therefor.  Upon receipt of a duly executed and completed Second Lien Redemption Certificate, Administrative Agent shall forward such certificate to Lenders.  Within ten (10) Business Days after its receipt of such Second Lien Redemption Certificate, Administrative Agent shall notify Borrower in writing whether Administrative Agent and Majority Lenders have elected to approve or decline the request of Borrower to make the related Second Lien Redemption, which election shall be made at the sole discretion of Administrative Agent and Majority Lenders; provided that any failure of Administrative Agent to notify Borrower within such ten (10) Business Day period shall be deemed a rejection of the requested Second Lien Redemption.  During such ten (10) Business Day period, the Restricted Persons will provide Lender Parties with access to all financial data and any other information as may be reasonably requested by any Lender Party in order to permit each Lender Party to evaluate the proposed Second Lien Redemption.  In the event a Second Lien Redemption is approved in accordance with the foregoing procedures, Administrative Agent and the Lenders hereby agree not to charge Borrower any fees as consideration for granting any such approval, provided that Borrower acknowledges and agrees that additional fees may be incurred if any amendment to this Agreement or any other Loan Document is otherwise required or requested in connection with such Second Lien Redemption.  In connection with any Redemption of the Second Lien Debt, Administrative Agent shall designate by written notice to Borrower, if it determines in its judgment that it is appropriate to do so, an immediate reduction in the Borrowing Base by an amount determined by the Required Lenders in their sole discretion.

(c)                                  On or before the date of any Redemption proposed pursuant to clause (i) of the first sentence of Section 7.14(b), Borrower shall deliver to Administrative Agent a certificate (in form and detail satisfactory to Administrative Agent) signed by a Responsible Officer of Borrower describing the amount of such Redemption and certifying, as of the date of such Redemption, that:

(i)                                     no Default or Event of Default has occurred and that is continuing on the date thereof or would result from the making of such Redemption,

(ii)                                  no Borrowing Base Deficiency has occurred and that is continuing on the date thereof, and

(iii)                               the Board of Managers of Borrower has duly authorized and approved the amount of such Equity offering and Redemption.”

Section 2.19.                          Article VII of the Existing Agreement is hereby amended to add a new Section 7.15 thereto to read as follows:

“Section 7.15.  Capital Expenditures.  Borrower will not, and will not permit any other Restricted Person to make Capital Expenditures with respect to the Vista Gathering System during the Fiscal Year ending December 31, 2014 in excess of $35,000,000 in the aggregate.”

Section 2.20.                          Events of Default.

(a)                                 Section 8.1(f) of the Existing Agreement is hereby amended in its entirety to read as follows:

“(f)                             Any Restricted Person shall fail to pay when due any portion of the principal of or interest on any Permitted Second Lien Debt or any of its other Indebtedness (other than the Obligations), in excess of the Threshold Amount, or any “event of default” under the Second Lien Credit Agreement shall have occurred or any other event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity;”

(b)                                 Section 8.1 of the Existing Agreement is hereby amended to (i) delete the word “and” at the end of subsection (k) thereof; (ii) replace the period at end of subsection (l) with a semi-colon; and (iii) add new subsections (m) and (n) thereto to immediately following subsection (l) thereof, to read as follows:

“(m)                       The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against Borrower or a Guarantor party thereto (or in the case of the Intercreditor Agreement, against any other party thereto), or shall be repudiated by any of them, or cease to create valid and perfected Liens of the priority required thereby on the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement or the Security Documents, or Borrower or any Guarantor or any of their Affiliates shall so state in writing; and

(n)                                 For so long as any Permitted Second Lien Debt is outstanding, unless such Permitted Second Lien Debt was paid in violation of the terms of this Agreement or the Second Lien Intercreditor Agreement, any material provision of the Second Lien Intercreditor Agreement shall, for any reason cease to be valid and binding or otherwise cease to be in full force and effect against the Second Lien Agent or any holders of Permitted Second Lien Debt.”

Section 2.21.                          Application of Proceeds after Acceleration.

(a)                                 The “Third” and “Fourth” clauses of Section 8.3 of the Existing Agreement are hereby amended in their entirety and a new “Fifth” clause is hereby added to immediately follow the “Fourth” clause to read as follows:

“Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Matured LC Obligations, accrued and unpaid interest on Cash Management Obligations, and accrued and unpaid interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.17, Cash Management Obligations, and settlements under Hedging Contracts, ratably among Lenders, LC Issuer, Cash Management Lenders, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Second Lien Agent, as required under the Second Lien Intercreditor Agreement; and”

(b)                                 Further, the “Last” clause of Section 8.3 of the Existing Agreement is hereby amended (i) to replace the period at the end of clause “Last” thereof with a semi-colon and (ii) to add the following proviso at the end of such clause to read as follows:

“provided that, to the extent that any Excluded Swap Obligations exist with respect to any Guarantor, monies or property received from such Guarantor or from the proceeds of any Collateral provided by such Guarantor may not be shared with the Lender Counterparties to the extent that doing so would violate the Commodity Exchange Act (but to the maximum extent allowed under applicable Law the amounts received or recovered from the other Restricted Persons will instead be allocated to the Lender Counterparties as necessary to achieve the overall ratable applications of monies and property intended by this Section but for this proviso).”

(c)                                  Further, the last paragraph of Section 8.3 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations and shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.  Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.”

Section 2.22.                          Collateral Matters.  Section 9.12 of the Existing Agreement is hereby amended to add a new subsection (f) to immediately follow subsection (e) to read as follows:

“(f)                             Each Lender (i) agrees that it will be bound by the terms of the Second Lien Intercreditor Agreement as if such Lender was a signatory thereto and will take no actions contrary to the provisions of the Second Lien Intercreditor Agreement and (ii) authorizes and instructs Administrative Agent to enter into the Second Lien Intercreditor Agreement as Administrative Agent and on behalf of such Lender.  Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.5) hereby authorizes and directs Administrative Agent to enter into the Second Lien Intercreditor Agreement on behalf of such Lender and agrees that each of Administrative Agent and Second Lien Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Second Lien Intercreditor Agreement.”

Section 2.23.                          Lender Hedging Obligations.  Section 9.15 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Lender Hedging Obligations and Cash Management Obligations.  Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.”

Section 2.24.                          Disclosure Schedule. Section 5.19 of the Disclosure Schedule is hereby amended to add the following text at the end thereof to read as follows:

“Base Contract for Sale and Purchase of Natural Gas, dated as of April 15, 2014, between Noble Americas Gas & Power Corp. and Vantage Appalachia II, together with those certain Special Provisions to the Base Contract for Sale and Purchase of Natural Gas between Noble Americas Gas & Power Corp. and Vantage Appalachia II.”

Section 2.25.                          Borrowing Base.  Pursuant to Section 2.9 of the Credit Agreement, Administrative Agent and Lenders hereby notify Borrower that from the date hereof until but not including the next Determination Date the Borrowing Base shall be reduced to $5,000,000, and by its execution hereof, Borrower accepts the foregoing Borrowing Base.  Borrower,

Administrative Agent and Lenders herby agree that (a) the redetermination of the Borrowing Base pursuant to this Section 2.25 shall not constitute a Special Determination of the Borrowing Base, and (b) notwithstanding anything to the contrary in Section 2.9(a) of the Credit Agreement, the scheduled determination of the Borrowing Base due by May 1, 2014 in accordance with Section 2.9(a) of the Credit Agreement shall be completed by June 1, 2014.

Section 2.26.                          Waiver.  Vantage Appalachia II, a Guarantor, has entered into that certain Base Contract for Sale and Purchase of Natural Gas dated as of April 15, 2014 with Noble Americas Gas & Power Corp. (the “Noble Contract”).  As a result of the Noble Contract, Borrower is in violation of the terms of Sections 5.19 and 6.22 of the Credit Agreement (the “Designated Default”).  Borrower has requested that Administrative Agent and Lenders waive the Designated Default, and Administrative Agent and Lenders have agreed to do so on the terms set forth herein.  Accordingly, Administrative Agent and Lenders hereby waive the Designated Default.  The foregoing waiver shall not constitute a waiver of any other or future Defaults or Events of Default under the Credit Agreement or of any other provisions of the Credit Agreement or this Amendment.

ARTICLE III.

CONDITIONS OF EFFECTIVENESS

Section 3.1.                                 Effective Date. This Amendment shall become effective as of the date first above written when and only when:

(a)                                 Amendment Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Amendment Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may reasonably request.

(b)                                 Officer’s Certificate. Administrative Agent shall have received a certificate of Responsible Officer of Borrower and each other Restricted Person certifying as of the date of this Amendment (i) the Organizational Documents of Borrower and such other Restricted Persons or that there have been no changes to the Organizational Documents of Borrower and such other Restricted Persons since the Closing Date, (ii) the resolutions of Borrower and each such other Restricted Persons approving this Amendment, the other Amendment Documents and the related transactions (which certification may, if applicable, be by reference to previously adopted resolutions), and (iii) the signature and incumbency certificates of the officers of Borrower and each such other Restricted Persons authorized to execute the Amendment and the other Amendment Documents (which certification may, if applicable, be by reference to previously delivered incumbency certificates).

(c)                                  Existence and Good Standing Certificates. Administrative Agent shall have received an existence and good standing certificate from the applicable Governmental Authority of Borrower’s and each such other Restricted Person’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the effectiveness of this Amendment.

(d)                                 Second Lien Credit Agreement.  Administrative Agent shall have received a copy of the Second Lien Credit Agreement, the Second Lien Intercreditor Agreement, and each other Second Lien Loan Document, duly executed and delivered by each party thereto.  Simultaneously with the effectiveness of this Amendment pursuant to this Section 3.1, the Second Lien Effective Date shall occur and all conditions precedent to the Second Lien Effective Date will be fully satisfied.

(e)                                  Fees.  Borrower shall have paid to Administrative Agent all fees in connection with such Loan Documents, and all fees and reimbursements to be paid to Administrative Agent pursuant to any Loan Documents, or otherwise due Administrative Agent and including fees and disbursements of Administrative Agent’s attorneys.

(f)                                   Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Amendment and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(g)                                  Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the transactions contemplated by this Amendment.

(h)                                 Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 3.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1.                                 Representations and Warranties of Borrower. In order to induce each Lender to enter into this Amendment, Borrower represents and warrants to each Lender that:

(a)                                 All representations and warranties made by any Restricted Person in any Loan Document are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of time of the effectiveness hereof as if such representations and warranties had been made as of the time of the effectiveness hereof, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of

Majority Lenders and Administrative Agent, in which case such representation or warranty was true and correct in all respects on and as of such earlier date.

(b)                                 Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Amendment Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(c)                                  The execution and delivery by the various Restricted Persons of the Amendment Documents to which each is a party, the performance by each of its obligations under such Amendment Documents, and the consummation of the transactions contemplated by the various Amendment Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law in any material respect, (ii) the Organizational Documents of any Restricted Person, or (iii) any material judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Amendment Document to which it is a party or to consummate any transactions contemplated thereby.

(d)                                 This Amendment is, and the other Amendment Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance or similar Laws of general application relating to the enforcement of creditors’ rights and by general equitable principles related to enforceability.

(e)                                  The audited annual Consolidated financial statements of Borrower dated as of December 31, 2013 fairly present, in all material respects, Borrower’s Consolidated financial position at the date(s) thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period(s) thereof.  Since the date of such audited annual Consolidated financial statements no Material Adverse Change has occurred.  All such financial statements were prepared in good faith based on assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent, subject to year end audit adjustments and the absence of footnotes in the case of any unaudited financial statements.

(f)                                   There are no strikes, lockouts or slowdowns against Borrower or any Subsidiary pending or, to the knowledge of Borrower, threatened.  The hours worked by and payments made to employees of Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other material Federal, state, local or foreign law dealing with such matters if such failure could reasonably be expected to have a Material Adverse Change.  All material payments due from Borrower or any Subsidiary, or for which any claim may be made against Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or such Subsidiary.  The consummation of the transactions contemplated by this Amendment will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any Subsidiary is bound.

ARTICLE V.

MISCELLANEOUS

Section 5.1.                                 Ratification of Agreements. The Existing Agreement as hereby amended is hereby ratified and confirmed in all respects. The Loan Documents, as they may be amended or affected by the various Amendment Documents, are hereby ratified and confirmed in all respects. Any reference to the Credit Agreement in any Loan Document will be deemed to be a reference to the Existing Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment and the other Amendment Documents shall not, except as expressly provided herein or therein, operate as a waiver of any right, power or remedy of Lenders under the Credit Agreement, the Notes, or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement, the Notes or any other Loan Document.

Section 5.2.                                 Survival of Agreements. All of each Restricted Person’s various representations, warranties, covenants and agreements in the Amendment Documents shall survive the execution and delivery thereof and the performance thereof, including the making or granting of the Loans and the delivery of the Amendment Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. All statements and agreements contained in any certificate or instrument delivered by any Restricted Person hereunder or under the Credit Agreement to any Lender shall be deemed to constitute representations and warranties by, and/or agreements and covenants of, Borrower under this Amendment and under the Credit Agreement.

Section 5.3.                                 Loan Documents.  The Amendment Documents are each a Loan Document, and all provisions in the Credit Agreement pertaining to Loan Documents apply thereto.

Section 5.4.                                 Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Colorado.

Section 5.5.                                 Interpretive Provisions.  Section 1.3 of the Credit Agreement is incorporated herein by reference herein as if fully set forth.

Section 5.6.                                 Counterparts; Fax.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e.,

“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

THIS AMENDMENT AND THE OTHER AMENDMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES HERETO.

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IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

VANTAGE ENERGY II, LLC,
as Borrower

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary

WELLS FARGO BANK, N.A.
Administrative Agent, LC Issuer and a Lender

By:	/s/ Oleg Kogan
Oleg Kogan
Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Terry Donovan
Name: Terry Donovan
Title: Managing Director

CONSENT AND AGREEMENT

This Consent and Agreement is made as of May 8, 2014 by each of the undersigned Guarantors and is being executed in connection with that certain Second Amendment to Credit Agreement dated as of even date herewith (the “Second Amendment”) by and among VANTAGE ENERGY II, LLC, a Delaware limited liability company (“Borrower”), WELLS FARGO BANK, N.A., individually and as administrative agent (in such capacity, “Administrative Agent”) and as LC Issuer, and the Lenders party thereto, which amends that certain Credit Agreement, dated as of November 29, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Credit Agreement”), among Borrower, Administrative Agent and Lenders.  Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Amendment.

Each of the undersigned Guarantors hereby (i) consents to the provisions of the Amendment Documents (as defined in the Second Amendment) and the transactions contemplated therein, (ii) ratifies and confirms the Guaranty dated as of November 29, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Guaranty”) made by it and the other Guarantors party thereto in favor of Administrative Agent for the benefit of the Guaranteed Parties (as such term is defined therein) and the other Loan Documents to which it is a party, (iii) agrees that all of its respective obligations and covenants thereunder shall remain unimpaired by the execution and delivery of the Second Amendment and the other Amendment Documents, (iv) represents and warrants to the Lender Parties that each representation and warranty made with respect to it in any Amendment Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of time of the effectiveness of the Second Amendment as if such representations and warranties had been made as of the time of the effectiveness of the Second Amendment (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty is true and correct in all respects as of such specific date), and (v) agrees that the Guaranty and such other Loan Documents remain in full force and effect.

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IN WITNESS WHEREOF, the foregoing certifications are made and delivered as of the date first referenced above.

VISTA GATHERING, LLC

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary

VANTAGE ENERGY APPALACHIA II LLC

By:	/s/ Thomas B. Tyree, Jr.
Thomas B. Tyree, Jr.
President, Chief Financial Officer and
Secretary